Exhibit 99.1
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Sarah Bond, (816) 885-8020, sarah.bond@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports First Quarter 2009 Results
Strong Earnings and Cash Flow
2009 Outlook Reiterated
KANSAS CITY, Mo. — April 28, 2009 — Cerner Corp. (NASDAQ: CERN) today announced results for the 2009 first quarter that ended April 4, 2009, delivering strong levels of earnings and cash flow.
Bookings in the first quarter of 2009 were $332.8 million. First quarter revenue increased 2 percent over the year-ago period to $392.3 million.
On a Generally Accepted Accounting Principles (GAAP) basis, first quarter 2009 net earnings were $40.8 million, and diluted earnings per share were $0.49. First quarter 2008 GAAP net earnings were $36.8 million, and diluted earnings per share were $0.44.
Adjusted (non-GAAP) Earnings
Adjusted first quarter 2009 net earnings were $43.3 million, compared to $39.1 million of adjusted net earnings in the first quarter of 2008. Adjusted diluted earnings per share were $0.52 in the first quarter of 2009 compared to $0.47 in the first quarter of 2008. Analysts’ consensus estimate for first quarter 2009 adjusted diluted earnings per share was $0.51.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to first quarter net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”
Adjusted first quarter 2009 and 2008 net earnings and diluted earnings per share exclude the impact of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The effect of accounting under SFAS 123R reduced first quarter 2009 net earnings and diluted earnings per share by $2.5 million and $0.03, respectively, and reduced first quarter 2008 net earnings and diluted earnings per share by $2.2 million and $0.03, respectively.
Other First Quarter Highlights:
•	Record cash collections of $457.7 million and strong operating cash flow of $97.8 million.

•	Days sales outstanding of 102 days compared to 92 days in the fourth quarter of 2008 and 92 days in the year-ago quarter.

•	Total revenue backlog of $3.6 billion, up 7 percent over the year-ago quarter. This is comprised of $3.0 billion of contract backlog and $0.6 billion of support and maintenance backlog.

“While the challenging economic environment impacted our top line results in the first quarter, we are pleased that we still delivered earnings at expected levels,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “We are also pleased with our strong cash flow performance, which reflects the sound health of our business.”
“In stark contrast to the near-term challenges associated with the current economic environment, we believe the Health Information Technology for Economic and Clinical Health (HITECH) provisions in the American Recovery and Reinvestment Act of 2009 (ARRA), which became law on Feb. 17, 2009, could represent the largest opportunity in the history of our industry. While it will likely be later this year before activity related to ARRA impacts our business, we believe we are very well positioned to benefit due to our large and diverse footprint in healthcare, proven ability to deliver value to our clients, and the strategic value of our solutions. More importantly, we also believe the magnitude of the healthcare information technology investment from the ARRA could create the level of systemic change in the U.S. healthcare system needed to address a number of serious issues, creating a more efficient, safer and higher quality system for our families, communities and nation,” Patterson said.
Future Period Guidance
Cerner currently expects:
•	Second quarter 2009 revenue between $415 million and $435 million.

•	Second quarter 2009 adjusted diluted earnings per share before stock options expense between $0.52 and $0.58.

•	Second quarter 2009 new business bookings between $370 million and $410 million.

•	Full-year 2009 revenue between $1.75 billion and $1.80 billion, which is unchanged from prior guidance.

•	Full-year 2009 adjusted diluted earnings per share before stock options expense between $2.40 —$2.50, which is unchanged from prior guidance.

•	SFAS No. 123R share-based compensation expense to reduce diluted earnings per share by approximately $0.03 in the second quarter of 2009 and 12-13 cents for the full-year 2009.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on first quarter results at 3:30 p.m. CT on April 28. The dial-in number for the conference call is (617) 614-4911; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from approximately 5:30 p.m. CT on April 28 through 11:59 p.m. CT on May 1. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 84550133.
An audio webcast will be available live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts).
About Cerner
Cerner is transforming healthcare by eliminating error, variance and waste for healthcare providers and consumers around the world. Cerner solutions optimize processes for healthcare organizations ranging in size from single-doctor practices, to health systems, to entire countries, for the pharmaceutical and medical device industries, and for the healthcare commerce system. These solutions are licensed by more than 8,000 facilities around the world, including approximately 2,100 hospitals; 3,300 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 600 home-health facilities; and 1,500 retail pharmacies. The following are trademarks of Cerner: Cerner and Cerner’s logo. Nasdaq: CERN. For more information about Cerner, please visit our Web site at www.cerner.com.
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe,” “could,” “likely,” “guidance,” and “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our non-U.S. operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; risks associated with our recruitment and retention of key personnel; risks related to our reliance on third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; the current adverse financial market environment and uncertainty in global economic conditions; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; and the volatility in the trading price of our common stock. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
# # #

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

(In thousands, except per share data)	Q1 2009 (1)	Q1 2008 (1)
Revenue
System sales	100,189	116,231
Support, maintenance and services	283,828	259,794
Reimbursed travel	8,305	8,740

Total revenue	392,322	384,765

Margin
System sales	58,625	76,049
Support, maintenance and services	268,166	244,342

Total margin	326,791	320,391

Operating expenses
Sales and client service	173,353	171,082
Software development	64,736	69,164
(Includes amortization of software development costs of $13,049 and $11,017, respectively)
General and administrative	26,722	23,679

Total operating expenses	264,811	263,925

Operating earnings	61,980	56,466

Interest income	1,733	3,829
Interest expense	(2,054)	(2,799)
Other income	204	(213)

Non-operating income (expense), net	(117)	817

Earnings before income taxes	61,863	57,283
Income taxes	(21,033)	(20,466)

Net earnings	$40,830	$36,817

Basic earnings per share	$0.51	$0.46

Basic weighted average shares outstanding	80,333	80,382

Diluted earnings per share	$0.49	$0.44

Diluted weighted average shares outstanding	82,857	83,529
Note 1: Operating expenses for the three months ended April 4, 2009 and March 29, 2008 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Q1 2009	Q1 2008
Sales and client service	$1,709	$1,835
Software development	1,150	776
General and administrative	1,061	951
Amount of related income tax benefit	(1,460)	(1,327)

Net impact on net earnings	$2,460	$2,235

Decrease to diluted earnings per share	$0.03	$0.03

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1
(unaudited)

Net Earnings
(In thousands)	Q1 2009	Q1 2008

Net earnings	$40,830	$36,817
Share-based compensation expense[2]	3,920	3,562
Income tax benefit of share-based compensation[2]	(1,460)	(1,327)

Adjusted net earnings (non-GAAP)	$43,290	$39,052

Diluted Earnings Per Share
Diluted earnings per share	$0.49	$0.44
Share-based compensation expense (net of tax)[2]	0.03	0.03

Adjusted diluted earnings per share (non-GAAP)	$0.52	$0.47

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without stock options expense because earnings excluding this expense are used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 4,	January 3,
(In thousands)	2009	2009
	(unaudited)
Assets

Cash and cash equivalents	$325,180	270,494
Short-term investments	21,816	38,400
Receivables, net	436,907	468,928
Inventory	12,595	10,096
Prepaid expenses and other	74,297	69,553
Deferred income taxes	5,617	1,402

Total current assets	876,412	858,873

Property and equipment, net	498,258	483,399
Software development costs, net	223,875	218,811
Goodwill, net	148,637	146,666
Intangible assets, net	46,673	51,925
Long-term investments	99,600	105,300
Other assets	15,495	16,014

Total assets	$1,908,950	1,880,988

Liabilities

Accounts payable	$85,950	93,667
Current installments of long-term debt	30,290	30,116
Deferred revenue	110,245	107,554
Accrued payroll and tax withholdings	62,265	67,266
Other accrued expenses	31,375	42,620

Total current liabilities	320,125	341,223

Long-term debt	114,359	111,370
Deferred income taxes and other liabilities	105,594	100,546
Deferred revenue	13,151	15,554

Total liabilities	553,230	568,693

Stockholders’ Equity

Common stock	812	810
Additional paid-in capital	498,951	491,080
Retained earnings	900,928	860,098
Treasury Stock	(28,002)	(28,002)
Accumulated other comprehensive income	(18,254)	(12,977)

Noncontrolling Interest	1,286	1,286

Total stockholders’ equity	1,355,721	1,312,295

Total liabilities and equity	$1,908,950	1,880,988